Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-1

(Form Type)

BranchOut Food Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.001 per share (1)(2)	Rule 457(o)	90,000	$8.00	$720,000	$0.0001102	$79.34
Fees to Be Paid	Equity	Overallotment option shares of Common stock, par value $0.001 per share(1)(2)	Rule 457(o)	13,500	$8.00	$108,000	$0.0001102	$11.90

	Total Offering Amounts					$828,000

		Total Fees Previously Paid						$3,052.98
		Total Fee Offsets						$0
		Net Fee Due						$91.24

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 416(a) under the Securities Act, there is also being registered hereby such indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends and similar transactions.

(2)	Represents only the additional number of shares being registered. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-271422).